Exhibit 99.1

Investor Contact:            Richard E. Koch
(203) 750-3254

Press Contact:         Thomas J. Fitzgerald
(203) 750-3831

News

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT 06856-4500

FOR IMMEDIATE RELEASE

Olin Announces Possible Restructuring Charge;

Reaffirms Earnings Guidance Excluding Potential Charges

NORWALK, CT, December 17, 2002 – Olin Corporation (NYSE: OLN) announced today that it is considering the possible closure of its Brass manufacturing facility in Indianapolis, Indiana. The plant manufactures copper and copper alloy sheet and strip products and employs approximately 200 people. Olin is evaluating the potential closure of this facility because of continuing depressed conditions in many of the markets that Olin Brass serves.

Commenting on the possible closure, Joseph D. Rupp, President and Chief Executive Officer of Olin Corporation, stated, “The potential decision to close our Indianapolis operation is obviously a difficult one. However, Olin has always dedicated itself to optimizing its manufacturing capabilities. We believe that, given current conditions in the market segments we serve, Olin’s main facility in East Alton could more efficiently meet our customers’ needs.”

The company plans to discuss this potential decision with the employees’ collective bargaining representative, United Steelworkers Local 494, before any decision is made. If, after these discussions with the union, it is decided to close the plant, Olin could record a restructuring charge in the $50 million pretax range depending on the final outcome.

Olin also announced that it is finalizing negotiations with the Internal Revenue Service relative to its company-owned life insurance (COLI) program. The settlement contemplates a tax payment by Olin of approximately $40 million to the Internal Revenue Service, which had been recorded as a liability in prior years. As a result, there will be no financial accounting charge to earnings associated with this payment.

Concurrent with the settlement, the company intends to surrender the life insurance policies purchased by the company under the program, which will result in the return of approximately $30 million from the insurance companies. The surrender of the policies will result in a current tax charge of approximately $10 million. The current plan is to record this $10 million charge in the fourth quarter of 2002.

The company continues to believe that its fourth quarter loss, before the effect of these potential charges, will be in the $.05 per share range, consistent with the guidance issued on October 31. Including the potential $10 million tax charge, the reported net loss in the fourth quarter of 2002 could be in the $.25 per share range. The timing of the restructuring charge, if any, associated with the potential closure of the Indianapolis facility could be dependent on the results of our discussions with the union.

The company noted that in the fourth quarter Chlor Alkali results are improving due to higher selling prices. Earnings for the Metals segment in the fourth quarter, which include a profit from Chase Industries, are projected to decline from third quarter levels due to softening demand for our strip products in part due to year-end inventory management by our customers. Winchester’s results are projected to be lower in the fourth quarter than the third quarter due to normal seasonality.

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, and fabricated parts; metal packages; and stainless steel strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “will,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements include, but are not limited to, the following, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K/A for the year ended December 31, 2001:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•
extraordinary events, such as the attacks on the World Trade Center and the Pentagon that occurred on September 11, 2001 or war with one or more countries, including a possible conflict with Iraq which was the subject of a Congressional Resolution in the fall of 2002;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	unforeseen effects of competition;

•	environmental costs and other expenditures in excess of those projected;

•	higher-than-expected raw material and utility or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits; and

•	the effects of a continued depressed stock market on the asset values and declining long-term interest rates on the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors.

2002 – 22